News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media Patrick Van de Wille FD Ashton Partners 312.553.6704 patrick.vandewille@fdashtonpartners.com

Westell Technologies 3rd Quarter Highlights

•     Total consolidated revenue of $38.3 million. Adjusted non-GAAP revenue was $47.5 million[1]

•     Net loss for the third quarter was $4.1 million or $0.06 per share. Adjusted non-GAAP net loss was $2.5 million or $0.04 per share[1]

•     Commenced shipments of Proline ADSL modems under AT&T 22-state contract

•     Acquired the minority interest in ConferencePlus

Westell Technologies Reports Fiscal Third Quarter 2009 Results

AURORA, IL, January 20, 2009 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced results for its fiscal third quarter ending December 31, 2008. Total revenue for the third quarter was $38.3 million, down 12% from the $43.7 million in the same quarter last year, and down 11% from the $43.1 million reported in the second quarter of fiscal 2009. Net loss during the period was $4.1 million, or $0.06 per diluted share compared to a net loss of $2.5 million or a loss of $0.04 per diluted share in the same quarter of last year, and a net loss of $5.1 million or a loss of $0.07 per diluted share in the second quarter of fiscal 2009.

The Company continued to ship UltraLine Series3 next generation gateways as part of a major customer’s fiber-to-the-home (FTTH) offering but has deferred the revenues and related costs of these product shipments as a result of accounting rules. From the initial shipments through December 31, 2008, the Company has deferred $10.9 million in revenue related to the UltraLine Series3 gateway. The Company supplements its financial analysis of the business using financial measures that look at performance based on Ultraline Series3 product shipments. The presentation at the end of this press release includes a financial table for these adjusted non-GAAP measures. These financial measures are on a non-GAAP basis since they do not reflect the deferral of revenue and product costs of the Ultraline Series3 for recognition in later periods and they exclude a non-cash goodwill impairment related to the prior acquisition of Noran Tel. The Company uses these financial measures to provide additional insight into the current operating performance not readily apparent from the GAAP results.

Adjusted non-GAAP revenue for the third quarter was $47.5 million, up 9% from same quarter last year. The prior year financials did not contain any non-GAAP adjustments. Adjusted non-GAAP net loss during the third quarter was $2.5 million or $0.04 per diluted share.

“Our improved structure and stringent cost controls enabled us to meet our goals on the bottom line during the quarter,” said Bernard F. Sergesketter, Westell Chief Executive Officer. “Going forward, we continue to focus on cost containment, increasing efficiency and unlocking value in all of our business groups as we move towards profitability.”

On a GAAP basis, Customer Networking Solutions (CNS), reported revenue of $15.0 million in the third quarter of fiscal 2009, compared to $17.9 million in the same quarter of last year and $17.2 million reported in the prior quarter. During the quarter, Westell commenced shipment of its ProLine ADSL product to AT&T under the previously announced 22-state contract. Additionally, the Company shipped an additional $9.2 million of UltraLine Series3 next generation gateways in the quarter. Although the revenues and related costs of the Ultraline Series3 are being deferred as previously mentioned, the adjusted non-GAAP revenue for CNS for the third quarter was $24.2 million, an increase of 35% compared to the same quarter last year.

“We believe the non-GAAP representation of our CNS results reflects the demand of our gateways and the performance of this group during the third quarter,” said Sergesketter. “Our customers recognize the Westell brand as one that represents quality and reliability. Based on the positive market reaction, we anticipate the Ultraline Series3 will remain the gateway of choice as our customers continue to expand their fiber offerings.”

OSPlant Systems reported revenue of $12.4 million in the third quarter of fiscal 2009, compared to $12.8 million in same quarter of last year and $14.9 million in fiscal second quarter of 2009. The challenging economic environment and resulting softness in the purchasing activity of telephone and communications companies adversely affected OSPlant’s revenue during the fiscal third quarter.

Conferencing Services revenue was $10.9 million during the fiscal third quarter of 2009, compared to $13.0 million in the same quarter of last year, and $11.1 million from the fiscal second quarter of 2009.

Additionally, Westell acquired the remaining 8.5% minority interest in its ConferencePlus subsidiary for $3.6 million.

Additional items

•	Total cash as of December 31, 2008 was $43.8 million.
•	The Company repurchased 1,171,298 shares during the quarter and maintains an additional $8.4 million available for future purchases.

Outlook

For the fiscal fourth quarter of 2009, Westell expects revenue to be in a range of $38 to $42 million, which equates to a net loss of $0.03 to $0.04 per diluted share with a full valuation allowance recorded on deferred tax assets. This guidance does not include the $9 to $11 million of expected shipments of our Ultraline Series3 products in the quarter.

“Over the last few months we have seen unprecedented economic challenges that most industry sectors and companies have encountered. However, the continued delivery of our next generation fiber-based gateways combined with the commencement of shipping products under our contract with AT&T indicates the strength of our newer products as well as our customers’ market position,” said Sergesketter.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s third quarter fiscal 2009 earnings conference call on Wednesday, January 21, 9:30 AM ET using its EventManager™ Service. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on January 21st, simply press *0 for support.

If you do not wish to register, you can participate in the call on January 21st by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 23632581. International participants may dial 1-847- 585-4340. The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1- 888-843-8996 or 1-630- 652-3044 and entering 7938152.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois, with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2008 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

[1]Adjusted non-GAAP financial measures included revenue and costs of Ultraline Series3 product when shipped and exclude from net loss the impairment of goodwill. Westell believes that these financial measures provide investors and management with a representation of the Company’s current and future core operating performance. Management uses adjusted revenue and net loss to evaluate financial results and establish operational goals. Non-GAAP information should not be considered superior to or a substitute for data prepared in accordance with GAAP. A reconciliation of GAAP to adjusted non-GAAP net loss is attached as an exhibit to this press release.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results

(Dollars in thousands except per share amounts)

	Three Months ended December 31, 2008		Three Months ended December 31, 2007		Nine Months ended December 31, 2008		Nine Months ended December 31, 2007	
Revenues								
OSPlant Systems	$ 12,356		$ 12,849		$ 42,108		$ 40,912	
CNS	14,996		17,852		42,813		81,038	
Services	10,949		13,029		34,559		39,602	
Total revenues	38,301		43,730		119,480		161,552	
Gross profit								
OSPlant Systems	5,076			(10)	17,256			(10)
CNS	2,130			(10)	5,373			(10)
Equipment	7,206		8,017	(1)	22,629		29,389	(1)
Services	5,122		6,187		15,656		19,096	
Total gross profit	12,328		14,204		38,285		48,485	
Gross margin								
OSPlant Systems	41.1%		-		41.0%		-	
CNS	14.2%		-		12.5%		-	
Equipment	26.3%		26.1%	(1)	26.6%		24.1%	(1)
Services	46.8%		47.5%		45.3%		48.2%	
Total gross margin	32.2%		32.5%		32.0%		30.0%	
Operating expenses								
Sales & marketing	5,411		6,204		18,291		17,646	(2)
As a percentage of revenue	14.1%		14.2%		15.3%		10.9%	
General & administrative	4,220		5,986	(3)	15,772	(4)	16,240	(3)
As a percentage of revenue	11.0%		13.7%		13.2%		10.1%	
Research & development	4,169		5,596		15,290		16,722	
As a percentage of revenue	10.9%		12.8%		12.8%		10.4%	
Restructuring	808	(5)	176	(6)	752	(5)	4,319	(6)
As a percentage of revenue	2.1%		0.4%		0.6%		2.7%	
Intangibles amortization	486		481		1,403		1,374	
As a percentage of revenue	1.3%		1.1%		1.2%		0.9%	
Goodwill impairment	1,381	(7)	-		1,381	(7)	-	
As a percentage of revenue	3.6%		0.0%		1.2%		0.0%	
Total operating expenses	16,475		18,423		52,889		56,301	
As a percentage of revenue	43.0%		42.1%		44.3%		34.9%	
Operating loss	(4,147)		(4,219)		(14,604)		(7,816)	
Other income	56		872		622		2,775	
Interest expense	(2)		(7)		(4)		(9)	
Loss before minority interest and taxes	(4,093)		(3,354)		(13,986)		(5,050)	
Income taxes	(62)	(8)	(955)		13	(8)	(1,542)	
Minority interest	31		37		74		148	
Loss from continuing operations	(4,062)		(2,436)		(14,073)		(3,656)	
Income (loss) discontinued operations net of tax benefit of $0, $39, $0 and $252, respectively. (9)	1		(66)		(618)		(430)	
Net loss	$ (4,061)		$ (2,502)		$ (14,691)		$ (4,086)	
Net loss per basic and diluted common share:	$ (0.06)		$ (0.04)		$ (0.21)		$ (0.06)	
Average number of basic and diluted common shares outstanding:	69,228		70,453		70,156		70,299

Contact:

for Westell Technologies, Inc.

Investors / Trade / Media

Patrick Van de Wille

FD Ashton Partners

312.553.6704